Exhibit 21.1

Subsidiaries of Caribou Biosciences, Inc.

Entity                    State or Jurisdiction of Incorporation or Organization

Antler Holdco, LLC            Delaware
Arboreal Holdco, LLC        Delaware
Biloba Holdco, LLC            Delaware
Microbe Holdco, LLC            Delaware